EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees

ClubCorp Employee Stock Ownership Plan:

We consent to the incorporation by reference in Registration Statements (Nos. 333-52612, 333-110521, 33-89818, 333-08041, 333-57107 and 33-96568) on Form S-8 of ClubCorp, Inc. of our report dated June 27, 2003, with respect to the statement of net assets available for benefits of ClubCorp Employee Stock Ownership Plan as of December 31, 2002, and the related statement of changes in net assets available for benefits for the year then ended, which report appears in the December 31, 2003, annual report on Form 11-K of ClubCorp Employee Stock Ownership Plan.

KPMG LLP

Dallas, Texas

June 24, 2004